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Exhibit(a)(1)(E)

TUCOWS INC.
FORM OF CONFIRMATION TO OFFEREES ELECTING
TO PARTICIPATE IN THE OFFER TO EXCHANGE

To: Offeree

        This letter confirms that on February 5, 2003, Tucows Inc. canceled options to purchase                        shares of common stock, which you submitted for exchange under your Election to Exchange form. Tucows will grant you a new option to purchase                        shares of common stock on or promptly after August 6, 2003 (but no later than August 11, 2003) subject to your continued employment with Tucows and the other terms set forth in the Offer to Exchange.

        If you have any questions about this letter, please contact me by e-mail at blazare@tucows.com, or by telephone at (416) 538-5488.

Thank you,

Brenda Lazare
General Counsel

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  Exhibit(a)(1)(E)
TUCOWS INC. FORM OF CONFIRMATION TO OFFEREES ELECTING TO PARTICIPATE IN THE OFFER TO EXCHANGE